Exhibit 99.1

ENERGY SERVICES OF AMERICA FILES QUARTERLY REPORT

Huntington, WV   May 15, 2019-  Energy Services of America (the “Company” or “Energy Services”) (OTC QB: ESOA), parent company of C.J. Hughes Construction Company (“C.J. Hughes”) and Nitro Construction Services, Inc. (“Nitro”), announced the filing of the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2019. Energy Services earned revenues of $47.0 million and $96.1 million for the three and six months ended March 31, 2019, respectively. Net loss available to common shareholders was $1.2 million and $648,000 for the three and six months ended March 31, 2019, respectively. The Company had adjusted EBITDA of $(381,000) ($(0.03) per share) and $1.7 million ($0.12 per share) for the three and six months ended March 31, 2019, respectively. The backlog at March 31, 2019 was $48.0 million; however, the backlog does not include $15.0 million in projects awarded subsequent to March 31, 2019.

Below is a comparison of the Company’s operating results for the three and six months ended March 31, 2019 and 2018:

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2019	2018	2019	2018
Revenue	$46,955,444	$23,093,033	$96,069,583	$55,640,636

Cost of revenues	46,364,050	22,036,935	91,643,344	52,609,084

Gross profit	591,394	1,056,098	4,426,239	3,031,552

Selling and administrative expenses	2,012,282	1,956,356	4,768,673	3,965,447
Loss from operations	(1,420,888)	(900,258)	(342,434)	(933,895)

Other income (expense)
Interest income	16,501	61	58,023	132,342
Other nonoperating expense	(20,581)	(47,023)	(53,576)	(102,147)
Interest expense	(209,125)	(243,708)	(413,474)	(539,552)
Gain on sale of equipment	111,817	19,670	137,569	388,375
	(101,388)	(271,000)	(271,458)	(120,982)
Loss before income taxes	(1,522,276)	(1,171,258)	(613,892)	(1,054,877)

Income tax benefit	(397,818)	(223,683)	(120,818)	(255,802)
Net loss	(1,124,458)	(947,575)	(493,074)	(799,075)

Dividends on preferred stock	77,250	77,250	154,500	154,500

Net loss available to common shareholders	$(1,201,708)	$(1,024,825)	$(647,574)	$(953,575)

Weighted average shares outstanding-basic	14,060,456	14,239,836	14,102,117	14,239,836

Weighted average shares-diluted	14,060,456	14,239,836	14,102,117	14,239,836

Loss per share available to common shareholders	$(0.085)	$(0.072)	$(0.046)	$(0.067)

Loss per share-diluted available to common shareholders	$(0.085)	$(0.072)	$(0.046)	$(0.067)

Revenues increased by $40.5 million or 72.7% to $96.1 million for the six months ended March 31, 2019 from $55.6 million for the same period in 2018. The increase was primarily attributable to a $41.9 million revenue increase in petroleum and gas work and a $1.8 million revenue increase in water and sewer projects and other ancillary services, partially offset by a $3.3 million revenue decrease in electrical and mechanical services.

Douglas Reynolds, President, commented on the announcement. “The first six months of fiscal year 2019 have been a challenge for Energy Services. We have worked through the winter and early spring on a significant pipeline project in northern West Virginia that has experienced various delays and slowed production. This accounts for the increased revenue compared to fiscal year 2018; however, the delays and weather-related production issues have severely limited the expected profit on this project.” Reynolds continued, “While the first six months of fiscal year 2019 have been mostly spent working on projects that were in backlog at September 30, 2018, we have been successful in securing and starting $15.0 million in new projects during the third quarter of fiscal year 2019.”

Please refer to the table below that reconciles adjusted EBITDA and adjusted EBITDA per share with net loss available to common shareholders:

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	March 31, 2019	March 31, 2018	March 31, 2019	March 31, 2018
	Unaudited	Unaudited	Unaudited	Unaudited
Net loss available to common shareholders	$(1,201,708)	$(1,024,825)	$(647,574)	$(953,575)
Add: Income tax benefit	(397,818)	(223,683)	(120,818)	(255,802)
Add: Dividends on preferred stock	77,250	77,250	154,500	154,500
Add: Interest expense	209,125	243,708	413,474	539,552
Less: Non-operating expense (income)	(107,737)	27,292	(142,016)	(418,570)
Add: Depreciation expense	1,040,222	1,064,658	2,062,589	2,114,346
Adjusted EBITDA	$(380,666)	$164,400	$1,720,155	$1,180,451
Common shares outstanding	14,060,456	14,239,836	14,102,117	14,239,836
Adjusted EBITDA per common share	$(0.03)	$0.01	$0.12	$0.08

Certain statements contained in the release, including without limitation statements including the words "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Source: Energy Services of America

Contact: Douglas Reynolds, President

304-522-3868